UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2004

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

520 Marquette Avenue, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 13, 2004, the Registrant entered into a short-term loan arrangement with Hawk Precious Minerals Inc. (“Hawk”) a corporation organized under the laws of the Canadian Province of Ontario (an affiliate of the Registrant) whereby the Registrant borrowed $15,000 by issuing a four-month unsecured promissory note (“Note”) to Hawk. The Note bears a 10 percent interest rate per annum. The Registrant can further borrow up to an additional $15,000 under the same terms. As consideration for the Note and any additional loans, the Registrant issued to Hawk a two-year warrant (“Warrant”) to purchase up to 30,000 shares of its common stock at a price of $1.00 per share.

The foregoing is qualified in its entirety by reference to the Note and the Warrant, which are being filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.03. Material Modifications to Rights of Security Holders.

On October 13, 2004, the Registrant’s Board of Directors (the “Board”) authorized an extension to certain previously issued warrants. In October 2003, the Registrant completed a private placement of units of its securities, each unit consisting of one share of the Registrant's common stock and a one-year warrant (“October Warrants”) to purchase one-half share of common stock at an exercise price of $0.75 per share.

Originating from the private placement, the Registrant currently has 4,704,000 October Warrants outstanding. Whereas 2,692,000 of the October Warrants would have expired on October 14, 2004, and 2,075,000 of the October Warrants would expire on October 24, 2004, the Board authorized an extension of the expiration dates of the October Warrants until October 14, 2005 and October 24, 2005, respectively.

Item 9.01.   Financial Statements and Exhibits.

(a) Not required

(b) Not required

(c) Exhibits

Exhibit	Description of Document
4.1	Form of Warrant
10.1	Promissory Note between Wits Basin Precious Minerals Inc. and Hawk Precious Minerals Inc. dated October 13, 2004.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: October 15, 2004	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Document
4.1	Form of Warrant
10.1	Promissory Note between Wits Basin Precious Minerals Inc. and Hawk Precious Minerals Inc. dated October 13, 2004.